Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Alliance Entertainment Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share to be issued pursuant to the Plans	Rule 457(c) and (h)	400,000	(1)(2)	$4.36	$1,744,000	$153.10 per $1,000,000	$267.01

Total Offering Amounts						$1,744,000		$267.01
Total Fee Offsets								-
Net Fee Due								$267.01

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Common Shares, no par value (the “Common Stock”) of Alpha Cognition Inc. (the “Registrant”) that become issuable under the 2023 Omnibus Equity Incentive Plan (the “Plan”) to prevent dilution in the event of stock splits, stock dividends or similar transactions.

(2)	Represents Shares of Common Stock reserved for future issuance pursuant to stock options, restricted stock and awards, restricted stock units and other awards under the 2023 Omnibus Equity Incentive Plan, as amended.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) of the Securities Act, and based on the last sale price of the Common Stock, as quoted on The Nasdaq Stock Market, on November 4, 2024.